Exhibit 99.1

American Campus Communities Announces Third-Party Development Project for Historical Building at Cleveland State University

    AUSTIN, Texas--(BUSINESS WIRE)--March 21, 2005--American Campus Communities Inc. (NYSE:ACC) today announced the commencement of construction on the renovation of Fenn Tower, a historic 21-story high rise, originally built in 1930 and located on the Cleveland State University campus. American Campus Communities is providing third-party development and construction management services for the $38.4 million project. A tax-exempt bond issuance will fund the student housing project.
    "Fenn Tower is a historic landmark in Cleveland," said Bill Bayless, ACC chief executive officer. "American Campus is pleased to have been chosen for this exciting redevelopment, which when completed will provide high-quality on-campus housing while preserving the historical value and cultural significance of such an important structure."
    Fenn Tower was originally The National Town and Country Club built in 1930 by architect George Post. It was acquired by Fenn College in 1937. Fenn College was eventually incorporated into the Cleveland State University campus.
    The new 438-bed student residence will include fully furnished single, double and quad suites, offering private and double bedroom accommodations, in apartment style units with full kitchens. The development will feature a student recreational center, banquet ballrooms, a conference center, group study areas, a business office, and student storage. American Campus will also manage the completed community along with Viking Hall, the only other student residence at Cleveland State University.
    The community is scheduled to open for occupancy in Fall 2006, concurrent with the beginning of the 2006-2007 academic year.

    About American Campus Communities Inc.

    American Campus Communities Inc. is one of the largest publicly traded REITs focused solely on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, and leasing and management of student housing properties. The company owns and manages 23 high-quality student housing properties, containing approximately 14,600 beds. Including its owned properties, the company manages 42 student housing properties, representing 25,900 beds.

    Forward-Looking Statements

    This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future development or otherwise.

    For more information, please go to the company website at www.americancampuscommunities.com.

    CONTACT: American Campus Communities Inc., Austin
             Mark Hager, 512-732-1000
              or
             Financial Relations Board
             Georganne Palffy, 312-640-6768